THREE LINCOLN CENTRE
                                5430 LBJ FREEWAY
                                   SUITE 1700
                            DALLAS, TEXAS 75240-2697
TELEPHONE:  972.233.1700                     TELEPHONE FACSIMILE:  972.448.1402

Harold C. Simmons
Chairman & CEO

                                September 3, 2003

David B. Garten
16825 Northchase Drive, Suite 1200
Houston, Texas 77060

         RE:      NL Industries, Inc.

Dear Dave:

     On July 22, 2003, you resigned from all positions with NL Industries, Inc. and its subsidiaries, other than as an untitled employee. As discussed by telephone, the financial terms of your employment separation from NL and its subsidiaries will be in accordance with the following:

1) You will continue providing services on a full time basis, as requested by our designee(s), and be paid salary at an annual rate of $425,000 through 9/30/03.

2) From 9/30/03 to 12/31/03 you will serve as a consultant to NL on an as needed basis. You will be paid semi-monthly at an annual rate of $425,000 through 12/31/03.

3) Lump sum severance/bonus payments of $212,500 each will be paid on 9/30/03 and 12/31/03. These payments will extinguish all obligations due to you and you will not be entitled to any other severance or bonus payments under any agreements, plans or policies, and you release NL and its affiliates from any and all claims or causes of action relating to your employment, except for your rights as set forth in this letter.

4) Stock options and employee benefits, other than severance and bonus plans or policies, will be governed by the terms of the applicable plans, with your effective termination date deemed being (i) with respect to stock options, 3/31/04, and (ii) with respect to all other applicable employee benefits, the earlier of 12/31/03 or the date upon which you secure other full-time employment.

5) From 1/1/04 through 3/31/04 a consulting retainer will be paid at a rate of $35,416.67 per month, plus reimbursement of your reasonable expenses, which will terminate upon your attainment of other full-time employment. NL will be entitled to up to 50 hours of your services per month in return for the retainer. Hours exceeding 50 hours per month will be paid at a rate of $200 per hour. Subsequent to the termination of the consulting retainer, you agree to provide consulting services as may be reasonably requested, which are consistent with your time availability, at a rate of $200 per hour, plus reimbursement of your reasonable expenses.

6) It is understood that your work performance during the periods set forth above will be consistent with your prior performance.

                                   Sincerely,


                                   /s/Harold C. Simmons
                                      ---------------------------------
                                      Harold C. Simmons

Acknowledged and Agreed:

By:/s/David B. Garten
Date: September 19, 2003